EXHIBIT 16.1

April 3, 2007

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	PubliCARD, Inc.
Commission File No.: 0-29794

Dear Sirs/Madams:

We have read Item 4.01 of PubliCARD, Inc. and Subsidaries’s Form 8-K dated April 3, 2007, and have the following comments:

1.	We agree with the statements made in the first sentence of paragraph one and paragraphs two, three and four of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph one and paragraph five of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP